[Terex Letterhead]



                     NEWS RELEASE NEWS RELEASE NEWS RELEASE


     For information contact: Kevin O'Reilly, Vice President (203) 222-5943


                   TEREX CORPORATION ANNOUNCES PLAN TO REDEEM
                 $50 MILLION OF 8 7/8% SENIOR SUBORDINATED NOTES


         WESTPORT, CT, May 29, 2003 -- Terex Corporation (NYSE: TEX) today announced that it will redeem $50 million in principal amount of its 8 7/8% senior subordinated notes due 2008. These senior subordinated notes will be redeemed at a price of 104.438% of principal amount, for a total of approximately $52.2 million. The date for redemption of the senior subordinated notes has been set for June 30, 2003.

         "Our focus on working capital accelerated the generation of cash flow from operations in the first quarter of 2003," commented Phil Widman, the Company's Senior Vice President and Chief Financial Officer. "The announcement today of our intention to redeem $50 million of our senior subordinated notes is consistent with our previously stated commitment to reduce our total debt by $200 million during 2003."

         Terex Corporation is a diversified global manufacturer based in Westport, Connecticut, with 2002 annual revenues of $2.8 billion. Terex is involved in a broad range of construction, infrastructure, recycling and mining-related capital equipment under the brand names of Advance, American, Amida, Atlas, Bartell, Bendini, Benford, Bid-Well, B.L. Pegson, Canica, Cedarapids, Cifali, CMI, Coleman Engineering, Comedil, CPV, Demag, Fermec, Finlay, Franna, Fuchs, Genie, Grayhound, Hi-Ranger, Italmacchine, Jaques, Johnson-Ross, Koehring, Lectra Haul, Load King, Lorain, Marklift, Matbro, Morrison, Muller, O&K, Payhauler, Peiner, Powerscreen, PPM, Re-Tech, RO, Royer, Schaeff, Simplicity, Square Shooter, Telelect, Terex, and Unit Rig. Terex offers a complete line of financial products and services to assist in the acquisition of Terex equipment through Terex Financial Services. More information on Terex can be found at www.terex.com.


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                                Terex Corporation
           500 Post Road East, Suite 320, Westport, Connecticut 06880
          Telephone: (203) 222-7170, Fax: (203) 222-7976, www.terex.com